EXHIBIT 32.1
Certifications Pursuant to §906 of the Sarbanes-Oxley Act of 2002
     Pursuant to 18 U.S.C. §1350, as adopted pursuant to §906 of the Sarbanes-Oxley Act of 2002, in connection with the filing of the Annual Report on Form 10-K of Atlantic American Corporation (the “Company”) for the period ended December 31, 2009, as filed with the Securities and Exchange Commission on the date hereof (the “Report”), each of the undersigned officers of the Company certifies, that, to such officer’s knowledge:
(1)	The Report fully complies with the requirements of Section 13 (a) or 15 (d) of the Securities Exchange Act of 1934; and

(2)	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company as of the dates and for the periods expressed in the Report.

Date: March 26, 2010	/s/ Hilton H. Howell, Jr. Hilton H. Howell, Jr.
President and Chief Executive Officer

Date: March 26, 2010	/s/ John G. Sample, Jr. John G. Sample, Jr.
Senior Vice President and Chief Financial Officer
     A signed original of this written statement required by Section 906 has been provided to the Company and will be retained by the Company and furnished to the Securities and Exchange Commission or its staff upon request.